Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Announces Credit Facility Amendment for its Seneca Biodiesel Refinery

Also announces shut down of Clinton biodiesel refinery due to fire

HOUSTON, TX – October 1, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced today that it has reached an agreement with its project lender to amend its credit agreement for its biodiesel refinery in Seneca, Illinois.  The amendment extends the required date for conversion of the construction loan to a term loan from September 30, 2008 to December 31, 2008.  Nova also announced that a fire occurred today at its Clinton, Iowa biodiesel refinery, which had been idled for maintenance at the time of the incident and will continue to be shut down for damage assessment and repairs.  No injuries to Nova employees were reported, although one firefighter sustained minor steam burns while responding.  Nova has notified its property and business interruption insurance carriers who are in the process of sending adjusters to the Clinton refinery.

“We are thankful that no serious injuries occurred as a result of the Clinton refinery fire,” said Kenneth T. Hern, Chairman and CEO of Nova.  “Once we have completed our damage assessment, we will work with our insurance carriers to develop a timetable for repairing the refinery as quickly as possible.”

Mr. Hern continued, “While we are disappointed about the setback at our Clinton refinery, we are continuing to work with our lender for our Seneca refinery to increase the working capital facility to a level that will allow for sustained operations at full capacity, which is currently necessary in order to conduct the final performance test required by our credit agreement.  The final performance test is a precondition for conversion of the construction loan to a term loan under the credit agreement, and our required conversion date has been extended until the end of the year.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 200 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is completing the final testing and performance requirements related to the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois, commencing the marketing of 10 million gallons per year of biodiesel to be obtained pursuant to its off-take agreement with the Scott Petroleum biodiesel refinery in Greenville, Mississippi and investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s

Quarterly Report on Form 10-Q for the period ended July 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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